UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Federal Services Acquisition Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Company Contact:
Joel R. Jacks
Chairman and Chief Executive Officer
Federal Services Acquisition Corporation
(646) 403-9765

Investor Relations Contact:
Laura Kowalcyk
Investor Relations
CJP Communications for Federal Services Acquisition Corporation
(212) 279-3115 ext. 209
laura@cjpcom.com

Federal Services Acquisition Corporation Clarifies Conversion Procedures

NEW YORK, December 20, 2006 — In response to questions raised by stockholders, Federal Services Acquisition Corporation (“Federal Services”) (OTCBB: FDSA, FDSAU, FDSAW), a Special Purpose Acquisition Company formed to acquire an operating business in the federal services and defense industries, clarified the procedures that must be followed by stockholders who vote against the proposal to approve Federal Services’ proposed acquisition of Advanced Technology Systems, Inc. (ATS) and also wish to convert their shares into cash.

At Federal Services’ special meeting of stockholders, to be held on January 11, 2007, stockholders of record as of the close of business on December 11, 2006 (Record Date) will vote on, among other proposals, the proposed acquisition of ATS.  A public stockholder who owned shares as of the Record Date who votes against the acquisition may demand that Federal Services convert the stockholder’s shares into cash.  This demand must be made on the form of proxy or ADP voter instruction card at the same time the public stockholder votes against the acquisition.  In addition, it is necessary for stockholders who properly exercise their conversion rights (Converting Stockholders) to tender their stock certificates.

Questions have been raised concerning the process by which certificates must be tendered in order to perfect conversion rights.  This is particularly true as to Federal Services stock that is held in “street name” (that is, in the name of a bank or broker through which the stock was purchased).

To perfect conversion rights, a Converting Stockholder must comply with the following procedures:

1.                                       Complete the ADP voter instruction card or form of proxy, vote against the acquisition proposal, check the box for conversion on the ADP voter instruction card or form of proxy, and submit the ADP voter instruction card or form of proxy before the date of the special meeting of stockholders.

2.                                       If the shares are held in “street name,” instruct the account executive at the Converting Stockholder’s bank or broker to withdraw the Converting Stockholder’s shares from the Converting Stockholder’s account and request that a physical stock certificate be issued in the Converting Stockholder’s name. As described below, Federal Services’ stock transfer agent, Continental Stock Transfer & Trust Company, can assist with this process and reduce the movement of physical certificates.

3.                                       Not later that 5:00 pm, New York City time, on January 10, 2007 (the business day before the special meeting of stockholders to be held on January 11, 2007):

(a)                                  present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer & Trust Company, Federal Service’s transfer agent at the following address:  Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, Attn: Mark Zimkind, Tel. 212-845-3287, Fax

212-616-7616, together with written instructions that the Converting Stockholder wishes to convert its shares into the Converting Stockholder’s pro rata share of the trust account; and

(b)                                 provide to Continental Stock Transfer & Trust Company, with the stock certificate, a written certificate addressed to Federal Services to the effect that (i) the Converting Stockholder is a holder of record as of the Record Date for purposes of the special meeting of stockholders, (ii) the Converting Stockholder has held the shares the Converting Stockholder seeks to convert since the Record Date, and (iii) the Converting Stockholder will continue to hold the shares through the closing date of the acquisition.

Certificates that have not been tendered in accordance with these procedures by 5:00 pm New York City time on January 10, 2007 will not be converted into cash.  In the event a Converting Stockholder tenders shares and later decides that it does not want to convert shares, such the Converting Stockholder will need to make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the tender.  In order to be effective, withdrawals of previously tendered shares must be completed by 5:00 pm, New York City time, on January 10, 2007.

Stockholders who wish to convert and tender their shares may contact Mark Zimkind of Continental Stock Transfer & Trust Company, at (212) 845-3287, for assistance in making the necessary arrangements.  Stockholders are urged to contact Mr. Zimkind as early as possible, and in any event by January 8, 2007.

Stockholders who have questions concerning the proposed acquisition or any other aspect of the special meeting should contact Morrow & Co., Inc. at 800-573-4412 or Dr. Edward H. Bersoff of Federal Services at 703-288-1949.

ABOUT FEDERAL SERVICES

Federal Services is a blank check company that was formed to acquire an operating business in the federal services and defense industries. Federal Services consummated its initial public offering on October 25, 2005, receiving net proceeds of approximately $119 million through the sale of 21,000,000 units of its securities at $6.00 per unit. The Board of Directors of Federal Services includes Dr. Edward H. Bersoff, the founder and former CEO of BTG, Inc., a federal services company that was sold to The Titan Corporation, and Joel R. Jacks and Peter M. Schulte, the co-founders of CM Equity Partners, a private equity firm that has completed several federal services acquisitions. Dr. Bersoff will become Chairman and Chief Executive Officer of Federal Services and ATS and Stuart R. Lloyd, formerly Senior Vice President and Chief Financial Officer of PEC Solutions, Inc. will become Chief Financial Officer of Federal Services upon consummation of the transaction. Joel Jacks and Peter Schulte will remain board members of Federal Services following the closing, and will no longer hold executive management positions. Additional board members of Federal Services include: Joseph A. Saponaro, formerly President of L-3 Government Services, Inc. and Edward J. Smith, President of Barnegat Bay Capital Inc.

Additional information about Federal Services may be found at http://www.fedsac.com

ABOUT ATS

ATS, headquartered in McLean, Virginia, is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems.

ATS is currently executing on over 140 contracts for multiple civilian and defense agencies including: The Department of Homeland Security; The Office of the Secretary of Defense; Defense Logistics Agency; The U.S. Air Force; The Department of Housing and Urban Development; and Pension Benefit Guarantee Corporation. The majority of ATS’ contractual relationships are long-term in nature, and many of its customer relationships have been in place for over a decade. ATS derived approximately 90% of its total revenue in fiscal 2005 from contracts with the U.S. government and government-sponsored enterprises. The majority of its work is performed under time and material (T&M) and fixed price contracts.

Over the past 28 years, ATS has built and implemented over 100 mission-critical systems for clients. This large installed base of work provides continuous opportunities for maintenance and upgrades, and positions ATS to address legacy software and systems issues and perform complex migration projects as clients move to next generation technologies. With over 600 employees possessing diverse, hard-to-replicate technical skills, institutional knowledge and insight accumulated over nearly three decades, ATS competes effectively for prime and sole source service contracts and has succeeded in recent years in expanding its reach and presence in the federal services market.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATS leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly-owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Appix has experienced strong organic growth, which has been complemented by small strategic acquisitions.

Additional information about ATS may be found at http://www.atsva.com.

ADDITIONAL INFORMATION

Stockholders of Federal Services are urged to read its definitive proxy statement related to a special meeting of stockholders that will be held to vote on, among other proposals, its proposed acquisition of ATS. Such proxy statement contains important information regarding ATS and the transaction. Copies of the proxy statement and other relevant documents filed by Federal Services, which contain information about Federal Services and ATS, are available without charge at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov). The definitive proxy statement may also be obtained from Federal Services without charge by directing a request to Federal Services Acquisition Corporation, 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.

Federal Services and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition of ATS. Information regarding Federal Services’ directors and executive officers is available in its Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement filed with the U.S. Securities and Exchange Commission.